Exhibit 10.42.2

FORM NOTICE OF OPTION GRANT

Participant	[ ]

Notice	You have been granted the following stock option (the “Option”) to purchase Shares in accordance with the terms of the Arthur J. Gallagher [ ] Long-Term Incentive Plan (the “Plan”) and the Stock Option Award Agreement (the “Agreement”) attached hereto.

Type of Award	Nonqualified Stock Option

Grant Date	[ ]

Option Price per Share	[ ]

Number of Shares of Common Stock subject to the Option	[ ]

Vesting Schedule	The exercise of your Option is subject to the terms of the Plan and this Agreement. Beginning on each of the following dates, which shall be no earlier than three years from the Grant Date, you may exercise your Option to purchase the corresponding percentage of the total number of Shares underlying your Option. You may then exercise your Option to purchase that portion of the Shares at any time until your Option terminates or expires.

	Vesting Date	Vested Percentage

	Third anniversary of the Grant Date	60

	Fourth anniversary of the Grant Date	80

	Fifth anniversary of the Grant Date	100

However, in the event of your termination of employment, including your death or Disability, the exercisability of the Option will be governed by Section 5 of the Agreement

Expiration Date	Your Option will expire seven years from the Grant Date, subject to earlier termination as set forth in the Plan and the attached Agreement.

FORM OF ARTHUR J. GALLAGHER & CO. [    ] LONG-TERM INCENTIVE

PLAN STOCK OPTION AWARD AGREEMENT

This Stock Option Award Agreement (this “Agreement”), dated as of the Grant Date set forth in the Notice of Option Grant attached hereto (the “Grant Notice”) is made between Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement.

WHEREAS, the Company desires to grant an award of stock options to the Participant under and pursuant to the Company’s [    ] Long-Term Incentive Plan (the “Plan”);

WHEREAS, the Company desires to evidence the award of a stock option to the Participant and to have the Participant acknowledge the terms and conditions of the stock option award by this Agreement; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) or its delegate, as applicable, has approved this stock option award.

NOW, THEREFORE, IT IS AGREED:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Benefit Services” means any employee benefit brokerage, consulting, or administration services, in the areas of group insurance, defined benefit and defined contribution pension plans, individual life, disability and capital accumulation products, and all other employee benefit areas.

(b) “Company” shall mean the Company and any corporation 50% or more of the stock of which is beneficially owned directly by the Company or indirectly through another corporation or corporations in which the Company is the beneficial owner of 50% or more of the stock.

(c) “Company Account” will be construed broadly to include all users of insurance services or benefit services including commercial and individual consumers, risk managers, carriers, agents and other insurance intermediaries; provided, that, if the Participant is employed by the Company in, or primarily performing work for the Company in LOUISIANA, Company Accounts are further limited to the users of insurance services or benefits services within those parishes and municipalities designated on Exhibit A attached hereto (which may be amended from time to time by the parties without need to otherwise amend or restate this Agreement).

(d) “Confidential Information” will be construed broadly to include confidential and proprietary data and trade secret information of the Company which is not known either to its competitors or within the industry generally and which has independent economic value to the Company, and is subject to reasonable efforts that are reasonable under the circumstances to maintain its secrecy, and which may include, but is not limited to: data relating to the Company’s unique marketing and servicing programs, procedures and techniques; investment, wealth management and retirement plan consulting, variable annuities, and fund investment business and related products and services; underwriting criteria for general programs; business, management and human resources/personnel strategies and practices; the criteria and formulae used by the Company in pricing its insurance and benefits products and claims management, loss control and information management services; the structure and pricing of special insurance packages negotiated with underwriters; highly sensitive information about the Company’s agreements and relationships with underwriters; sales data contained in various tools and resources (including, without limitation, Salesforce.com); lists of prospects; the identity, authority and responsibilities of key contacts at Company accounts and prospects; the composition and organization of Company accounts’ businesses; the peculiar risks inherent in the operations of Company accounts; highly sensitive details concerning the structure, conditions and extent of existing insurance coverages of Company accounts; policy expiration dates, premium amounts and commission rates relating to Company accounts; risk management service arrangements relating to Company accounts; loss histories relating to Company accounts; candidate and placement lists relating to Company accounts; the Company’s personnel and payroll data including details of salary, bonus, commission and other compensation arrangements; and other data showing the particularized insurance or consulting requirements and preferences of Company accounts.

(e) “Direct or indirect solicitation” means, with respect to a Company Account or Prospective Account, the following (which is not intended to be an exhaustive list of direct or indirect solicitation, but is meant to provide examples of certain reasonably anticipated scenarios): (i) The sending of an announcement by the Participant or on the Participant’s behalf to any Company Account or Prospective Account, the purpose of which is to communicate that the Participant has either formed his own business enterprise or joined an existing business enterprise that will offer products or services in any way competitive with the Company; initiating a communication or contact by the Participant or on the Participant’s behalf with any Company Account or Prospective Account for the purpose of notifying such Company Account or Prospective Account that the Participant has either formed his own business enterprise or joined an existing business enterprise that will offer products or services in any way competitive with the Company; (iii) communication or contact by the Participant or on the Participant’s behalf with any Company Account or Prospective Account if the communication in any way relates to insurance or benefits services; provided, however, nothing herein is intended to limit communications or contacts that are unrelated to insurance and/or benefits services; or (iv) the facilitation by the Participant, directly or indirectly, of any Company Account’s execution of a broker of record letter replacing the Company as its broker of record.

(f) “Disability” shall have the meaning given to the term “Long-Term Disability” under the Arthur J. Gallagher & Co. Long-Term Disability Insurance Plan, or such successor long-term disability plan under which the Participant is covered at the time of determination.

(g) “For Cause Termination” shall mean a termination of employment based upon the good faith determination of the Company that one or more of the following events has occurred: (i) the Participant has committed a dishonest or fraudulent act to the material detriment of the Company; (ii) the Participant has been convicted (or pleaded guilty or nolo contendere) for a crime involving moral turpitude or for any felony; (iii) material and persistent insubordination on the part of the Participant; (iv) the loss by the Participant, for any reason, of any license or professional registration without the Company’s written consent; (v) the diversion by the Participant of any business or business opportunity of the Company for the benefit of any party other than the Company; (vi) material violation of the Company’s Code of Business Conduct and Ethics by the Participant; or (vii) the Participant has engaged in illegal conduct, embezzlement or fraud with respect to the assets, business or affairs of the Company.

(h) “Insurance Services” means any renewal, discontinuance or replacement of any insurance or reinsurance by, or handling self-insurance programs, insurance claims or other insurance administrative functions.

(i) “Prospective Account” means any entity (other than a then-current Company Account but including former Company Accounts) with respect to whom, at any time during the one year period preceding the termination of the Participant’s employment with the Company, the Participant: (i) submitted or assisted in the submission of a presentation or proposal of any kind on behalf of the Company, (ii) had material contact or acquired Confidential Information as a result of or in connection with the Participant’s employment with the Company, or (iii) incurred travel and/or entertainment expenses which were reimbursed by the Company to the Participant.

2. Grant of the Option.

(a) Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to the Participant the right and option (the “Option”) to purchase all or any portion of the Number of Common Stock subject to the Option (“Shares”) set forth in the Grant Notice at the Option Price per Share and on the other terms as set forth in the Grant Notice.

(b) The Option is intended to be a Nonqualified Stock Option.

3. Exercisability of the Option. The Option shall become exercisable in accordance with the Vesting Schedule and other terms set forth in the Grant Notice. The Option shall terminate on the seventh anniversary of the Grant Date stated in the Grant Notice (the “Expiration Date”), subject to earlier termination as set forth in the Plan and this Agreement.

4. Method of Exercise of the Option.

(a) The Participant may exercise the Option, to the extent then vested and exercisable, by delivering an electronic notice to the Company’s stock plan administrator in a form satisfactory to the Committee and in accordance with the procedures established by the Company and the stock plan administrator, specifying the number of Shares with respect to which the Option is being exercised and payment to the Company of the aggregate Option Price in accordance with Section 4(b). The Option may be exercised at any time as to all or any of the Shares then purchasable hereunder; provided, however, that the Option may be exercised only with respect to whole Shares. The Participant hereby acknowledges that his or her ability to exercise the Option may be restricted by the Company’s Insider Trading Policy.

(b) At the time the Participant exercises the Option, the Participant shall pay the Option Price of the Shares as to which the Option is being exercised to the Company, which payment may be made by one or more of the methods available under the Plan, subject to any additional limitations or conditions that may be imposed by the Company and/or its stock plan administrator. Such exercise shall be effective upon receipt by the Secretary of the Company, at the main office of the Company, of such written notice and payment, or, if the Company has engaged a third-party stock plan administrator, in accordance with the procedures established on such third party’s website.

(c) The Company’s obligation to deliver the Shares to which the Participant is entitled upon exercise of the Option is conditioned on the Participant’s satisfaction in full to the Company of the aggregate Option Price of those Shares and the required tax withholding related to such exercise.

5. Termination. Except as provided below, the Option shall terminate and be forfeited upon termination of the Participant’s employment, and upon such termination and forfeiture of the Option, no Shares may thereafter be purchased under the Option. Notwithstanding anything contained in this Agreement, the Option shall not be exercised after the Expiration Date.

(a) Death or Disability. If the Participant’s employment with the Company is terminated due to death or Disability and, to the extent Section 20 is applicable, the Participant has neither engaged in nor expressed an intention to engage in any of the activities described in Section 20(a), then the Option shall thereafter be immediately exercisable for all or any portion of the full number of Shares available for purchase under the Option until the Expiration Date.

(b) For Cause Termination. If the Participant undergoes a For Cause Termination by the Company, then the Option shall immediately terminate and no portion of the Option shall be exercisable as of the date of such termination, regardless of whether or not all or any portion was vested and exercisable prior to the date of such termination.

(c) Other Terminations. Upon termination of the Participant’s employment by the Company or by the Participant other than under the circumstances described in Sections 5(a) or 5(b), the Option, to the extent vested and exercisable as of the date of such termination, shall thereafter be exercisable for a period of 30 days from the date of such termination, and any portion of the Option that was not exercisable as of the date of such termination shall be immediately forfeited.

6. Recapitalization. In the event that the outstanding Common Stock of the Company is changed by reason of a stock dividend, stock split, recapitalization, merger, consolidation, or a combination or exchange of shares, the number of Shares subject to the Option shall be adjusted in compliance with Section 6.7 of the Plan so that the Participant shall receive upon exercise of the Option in whole or in part thereafter that number of shares of the class of the capital stock of the Company or its successor that the Participant would have been entitled to receive had he or she exercised the Option immediately prior to the record date for such event. In the event of such an adjustment, the per share Option Price shall be adjusted accordingly, so that there will be no change in the aggregate Option Price payable upon exercise of the Option.

7. Compliance with Laws and Regulations. The Company shall not be obligated to issue any Shares pursuant to this Agreement unless the Shares are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended, and, as applicable, local laws. Notwithstanding the foregoing, the Company is under no obligation to register any Shares to be issued under this Agreement pursuant to federal or state securities laws.

8. Administration. By accepting any benefit under this Agreement, the Participant and any person claiming under or through the Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and this Agreement and any action taken under the Plan by the Committee or the Company, in any case in accordance with the terms and conditions of the Plan. Unless defined herein, capitalized terms are used herein as defined in the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Committee. All determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on the Participant and on his or her legal representatives and beneficiaries.

9. Tax Withholding. At the time of receipt of Shares upon the exercise of all or any portion of the Option, the Participant shall pay to the Company in cash, or make other arrangements, in accordance with Section 6.5 of the Plan, for the satisfaction of, any taxes of any kind and social security payments due or potentially payable or required to be withheld with respect to such Shares. Regardless of any action the Company takes with respect to any or all tax withholding (including social insurance contribution obligations, if any), the Participant acknowledges that the ultimate liability for all such taxes is and remains the Participant’s responsibility (or that of the Participant’s beneficiary), and that the Company does not: (a) make any representations or undertakings regarding the treatment of any tax withholding in connection with any aspect of the Option, including the grant or vesting thereof, the subsequent sale of Shares and the receipt of any dividends; or (b) commit to structure the terms of the Option or any aspect of the Option to reduce or eliminate the Participant’s (or his or her beneficiary’s) liability for such tax.

10. Non-Transferability. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and is exercisable, during the lifetime of the Participant, only by him or her; provided, however, that the Committee may, in its discretion, permit the Option to be transferred subject to such conditions and limitations as the Committee may impose.

11. No Right to Continued Employment. The Company is not obligated by or as a result of the Plan or this Agreement to continue the Participant’s employment, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company to terminate the employment of the Participant at any time.

12. No Rights as a Stockholder. Neither the Participant nor any other person shall become the beneficial owner of the Shares subject to the Option, nor have any rights to dividends or other rights as a stockholder with respect to any such Shares, until the Participant has actually received such Shares following the exercise of the Option in accordance with the terms of the Plan and this Agreement.

13. Consent to Transfer Personal Data. By accepting the Option, the Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Participant’s ability to participate in the Plan. The Company, holds certain personal information about the Participant, that may include his or her name, home address and telephone number, date of birth, social security number or other Participant identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in the Company, or details of all stock options, restricted stock awards or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). The Company will transfer Data amongst itself as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company may further transfer Data to any third parties assisting Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. The Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan to, and/or the subsequent holding of shares of stock on the Participant’s behalf by, a broker or other third party with whom the Participant may elect to deposit any shares of stock acquired pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; provided, however, that withdrawing consent may affect the Participant’s ability to participate in the Plan.

14. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

15. Other Plans. The Participant acknowledges that any income derived from the exercise of the Option shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company.

16. Counterpart Execution. This Agreement has been executed in two counterparts, each of which shall be deemed an original and both of which constitute one and the same document.

17. Section 409A. The Option is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder (“Section 409A”). The Plan and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that the Agreement is subject to Section 409A and that it has failed to comply with the requirements of Section 409A, the Company may, in its sole discretion, and without the Participant’s consent, amend this Agreement to cause it to comply with or be exempt from Section 409A.

18. Beneficiary. The Participant may designate a beneficiary to have the right to exercise the Option until the Expiration Date under the circumstances described in, and in accordance with, Section 6.12 of the Plan.

19. Governing Law. This Agreement shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

20. Restrictive Covenant; Clawback. THIS SECTION APPLIES ONLY TO EMPLOYEES WHO ARE NOT RESIDENTS OF THE UNITED KINGDOM.

(a) (i) If, at any time within (A) the seven-year term of this grant; (B) two years after the termination of employment; or (C) two years after the Participant exercises any portion of this grant, whichever is the latest, the Participant, in the determination of the management of the Company, engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to:

(1) conduct related to his or her employment for which either criminal or civil penalties against him or her may be sought;

(2) violation of Company policies, including, without limitation, the Company’s Insider Trading Policy;

(3) directly or indirectly, soliciting, placing, accepting, aiding, counseling or providing consulting for any Insurance Services for any existing Company Account or any actively solicited Prospective Account of the Company for which he or she performed any of the foregoing functions during the two-year period immediately preceding such termination; or providing Benefit Services the Company is involved with, for any existing Company Account or any Prospective Account of the Company for which the Participant performed any of the foregoing functions during the two-year period immediately preceding such termination; provided, that this subsection does not apply to any Participant employed by Company in, or primarily performing work for the Company in, California, Georgia or Oklahoma;

(4) for a Participant employed by the Company in, or primarily performing work for Company in, GEORGIA or OKLAHOMA: directly or indirectly, soliciting, for the purpose of providing Insurance Services or Benefit Services for any existing Company Account or any Prospective Account of the Company for which the Participant performed any of the foregoing functions during the two-year period immediately preceding such termination;

(5) for a Participant employed by the Company in, or primarily performing work for Company in, CALIFORNIA: revealing, making judgments upon, or otherwise using, disclosing or divulging any Confidential Information or trade secrets of the Company or otherwise violating any provision of this Agreement;

(6) recruiting, luring, enticing, employing or offering to employ any current or former employee of the Company or engaging in any conduct designed to sever the employment relationship between the Company and any of its employees;

(7) disclosing or misusing any trade secret, Confidential Information or other non-public confidential or proprietary material concerning the Company; or

(8) participating in a hostile takeover attempt of the Company;

then this grant of stock options and all other grants of stock options held by the Participant shall terminate effective as of the date on which the Participant enters into such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan, and any gain realized by the Participant from the exercise of all or a portion of this or any grant of stock options shall be repaid by the Participant to the Company. Such gain shall be calculated based on the difference between the closing price per share of the Common Stock as quoted on the New York Stock Exchange on the date of exercise (or, at the discretion of the Committee, the real time price per share of the Common Stock at the time of exercise) and the exercise price of the stock option, multiplied by the number of stock options exercised on such date, plus interest measured from the first date the Participant engaged in any of the prohibited activities set forth above at the highest rate allowable under Delaware law.

(ii) The Option and all other grants of stock options held by the Participant shall also be subject to recovery by the Company under its compensation recovery policy, as amended from to time.

(iii) The Participant acknowledges that Participant’s engaging in activities and behavior in violation of Section 20(a)(i) above will result in a loss to the Company which cannot reasonably or adequately be compensated in damages in an action at law, that a breach of this Agreement will result in irreparable and continuing harm to the Company and that therefore, in addition to and cumulative with any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of this Agreement by the Participant. The Participant acknowledges and agrees that the requirement in Section 20(a)(i) above that the Participant disgorge and pay over to the Company any option gain realized by the Participant is not a provision for liquidated damages. The Participant agrees to pay any and all costs and expenses, including reasonable attorneys’ fees, incurred by the Company in enforcing any breach of any covenant in this Agreement.

(b) By accepting this grant, the Participant consents to deductions from any amounts the Company owes the Participant from time to time (including amounts owed as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to the Participant by the Company) to the extent of the amounts the Participant owes the Company under Section 20(a) above. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount owed, calculated as set forth above, the Participant agrees to pay immediately the unpaid balance to the Company.

20A. Forfeiture. THIS SECTION APPLIES ONLY TO EMPLOYEES WHO ARE RESIDENTS OF THE UNITED KINGDOM.

(a) If at any time during the Participant’s employment with the Company (or any company within the group of companies of which the Company is a member (a “Group Company”)) the Participant, in the determination of the management of the Company, engages in any activity in competition with any activity of the Company or any Group Company, or inimical, contrary or harmful to the interests of the Company or any Group Company including but not limited to:

(i)	gross misconduct (as referred to in the Participant’s terms and conditions of employment) or conduct related to his or her employment for which either criminal or civil penalties may be sought; or

(ii)	serious breach or non-observance of any material policy of the Company or any Group Company relating to the conduct of the Company’s business including, without limitation, the Company’s Insider Trading Policy; or

(iii)	disclosing or misusing any Confidential Information or other non-public confidential or proprietary material concerning the Company or any Group Company;

then any unvested portion of the Option and any other stock options held by the Participant shall terminate effective the date on which the Participant enters into such activity, unless terminated sooner by operation of another term or condition of this grant or Plan and/or (only with respect to clauses (ii) and (iii) above) any gain realized by the Participant from exercising all or a portion of this or any other option shall be paid by the Participant to the Company subject to a maximum repayment of £100,000. Only with respect to clauses (ii) and (iii) above, it is agreed by the Participant and the Company that the gain up to £100,000 realized by the Participant is a genuine pre estimate of the minimum level of loss likely to be incurred by the Company or any other Group Company as a result of the occurrence of the events referred to in Sections 20A(a)(i) to (iii) above. It is agreed that such payment by the Participant to the Company shall not limit or restrict the Company or any Group Company from seeking any other remedy (including, without limitation, damages for breach of contract and injunctive relief) as a result of the occurrence of the events referred to in Sections 20A(a)(i) to (iii) above.

(b) For the purposes of Section 20A(c), the term “Termination Date” shall mean the termination of the Participant’s employment with the Company or any Group Company howsoever caused.

(c) If at any time prior to the expiry of 12 months following the Termination Date the Participant:

(i)	breaches any term of the agreement relating to restrictive covenants as set out in the Participant’s terms and conditions of employment);

(ii)	discloses or misuses any Confidential Information or other non-public confidential or proprietary material concerning the Company or any Group Company; or

(iii)	participates in a hostile takeover attempt (whether or not successful) of the Company;

then any unvested portion of this option or any other stock options held by the Participant shall terminate effective the date on which the Participant enters into such activity, unless terminated sooner by operation of another term or condition of this grant or Plan and/or any gain realized by the Participant from exercising all or a portion of this or any other option shall be paid by the Participant to the Company subject to a maximum repayment of £100,000. It is agreed by the Participant and the Company that the gain up to £100,000 realized by the Participant is a genuine pre estimate of the minimum level of loss likely to be incurred by the Company or any other Group Company as a result of the Participant breaching any of the terms of Section 20A(c)(i) to 20A(c)(iii). It is agreed that such payment by the Participant to the Company shall not limit or restrict the Company or any Group Company from seeking any other remedy (including, without limitation, damages for breach of contract and injunctive relief) as a result of the Participant breaching any of the terms of Section 20A(c)(i) to 20A(c)(iii).

(d) The Option and all other awards of stock options held by the Participant may also be subject to recovery by the Company under its compensation recovery policy, as amended from to time.

(e) By accepting this grant, the Participant consents to deductions from any amounts the Company or any Group Company owes to the Participant from time to time (including amounts owed as wages or other compensation, fringe benefits or holiday pay, as well as any other amounts owed to the Participant by the Company or any Group Company) to the extent of the amounts the Participant owes the Company or any Group Company under this Section 20A. Whether or not the Company or any Group Company elects to make any set-off in whole or in part, if the Company or any Group Company does not recover by means of set-off the full amount owed, calculated as set forth above, the Participant agrees to pay immediately the unpaid balance to the Company or any Group Company.

(f) Each of the restrictions set out in Sections 20A(a)(i) to 20A(a)(iii) and 20A(c)(i) to 20A(c)(iii) (inclusive) is separate and severable. If any of the restrictions is determined by a court of law to be unenforceable but would be enforceable if some part were deleted, the remaining provisions of that Section shall apply in their entirety.

21. Liability to tax. THIS SECTION APPLIES ONLY TO EMPLOYEES WHO ARE RESIDENTS OF THE UNITED KINGDOM.

The Employee hereby agrees to:

•

indemnify the Company or any Subsidiary which is obliged to account for income tax and/or primary social security contributions (otherwise known as employee’s National Insurance contributions) arising in respect of the option (whether arising in connection with the grant, exercise, cancellation or forfeiture of this option or otherwise) or any other stock options held by the Employee in accordance with this Agreement in respect of such amounts; and

•

be responsible for paying any secondary social security contributions (otherwise known as employer’s National Insurance contributions) arising in respect of the option (whether arising in connection with the exercise, cancellation or forfeiture of this option or otherwise) or any other stock options held by the Employee in accordance with this Agreement;

(together the “Tax Liability”).

If so requested by the Company, the Employee will enter into an election with his or her employer in respect of the liability for paying any secondary social security contributions (otherwise known as employer’s National Insurance contributions) payable in respect of the option (whether arising in connection with the grant, exercise, cancellation or forfeiture of this option or otherwise) or any other stock options held by the Employee in accordance with this Agreement.

If so requested by the Company, the Employee will, no later than 14 days after the exercise of an option, enter into an election with his or her employer in respect of the acquisition by the Employee of “restricted securities” under section 431 of the Income Tax (Earnings and Pensions) Act 2003.

The Employee will enter into such arrangements with the Company or his or her employer for the recovery of the Tax Liability as may be approved by the Company, which may include, but will not be limited to:

•	within seven days of being notified by his or her employer or the Company of the amount of the Tax Liability, making such payment to his or her employer or the Company;

•	agreeing that the Tax Liability can be withheld from his or her salary, either from a single payment of salary or in equal installments from two or more payments of salary; or

•

authorizing the sale on the market of sufficient of the shares comprised in the option as will, after deduction of any reasonable costs of sale, generate an amount equal to the Tax Liability and the direction of such amount to the Company or his or her employer by way of re-imbursement.

22. Waiver. By accepting the grant of the Option or exercising it, the Participant waives any right to compensation or damages in consequence of the termination of his or her office or employment with the Company or any Subsidiary for any reason (and whether or not such termination is lawful) insofar as those rights arise or may arise, from his or her ceasing to have rights under or be entitled to exercise any option under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlement.

23. Change in Control. Upon the occurrence of a Change in Control, as defined in the Plan, this Agreement and the Option granted hereunder shall be governed by Section 6.8 of the Plan.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ARTHUR J. GALLAGHER & CO.

By:

PARTICIPANT